SUPPLEMENTAL PAYMENT AGREEMENT

This Agreement is made effective August 1, 2005 by and between Pacific Life & Annuity Company (the “Company”) and JPMorgan Investment Advisors Corporation (“JPMIA”).

WHEREAS, the Company and JPMorgan Investment Trust (the “Trust”) have entered into a Fund Participation Agreement (“Participation Agreement”) in order for certain separate accounts of the Company (“Separate Accounts”) to purchase shares (“Shares”) of the Portfolios of the Trust listed on Appendix A hereto (each, a “Portfolio”; collectively, the “Portfolios”). The Portfolios will serve as investment vehicles under variable annuity or life contracts (“Variable Contracts”) offered by the Company as set forth in Appendix A to this Agreement.

WHEREAS, the Company performs certain administrative and support services for the owners of its Variable Contracts.

WHEREAS, JPMIA is willing to pay the Company Supplemental Payments out of JPMIA’s legitimate profits for administrative and other services, set forth in Appendix B hereto, rendered by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	JPMIA recognizes that the Company is the sole shareholder for each Separate Account referenced in the Participation Agreement of shares of the Portfolios issued under the Participation Agreement. JPMIA further recognizes that the Trust will derive a substantial administrative benefit by virtue of having the Company, on behalf of the Separate Accounts, aggregate all purchase and redemption orders from owners of the Variable Contracts, and submit an omnibus order for each Separate Account for the Portfolio shares issued under the Participation Agreement rather than multiple shareholders having record ownership of such shares. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, JPMIA agrees to pay the Company Supplemental Payments at the annual rate designated in Appendix A of the average daily net assets of a Portfolio’s Shares owned beneficially by the Company’s customers in the Variable Contracts listed on Appendix A from time to time for which the Company provides services, which fee will be computed daily and payable monthly. The parties agree that such payments are for administrative services and investor support services, and do not constitute payment for investment advisory, distribution or other services. Payment of such amounts by JPMIA shall not increase the fees paid by the Trust or its shareholders.

2.	The Company hereby represents and warrants that this Agreement and the receipt of payments by the Company from JPMIA is legal and valid, and does not violate any statute, regulation, rule, order or judgment binding on the Company, or any agreement binding on the Company or affecting its property. The Company further represents and warrants that it has made all disclosures and obtained all consents required in order for it to receive payments under this Agreement. The representations and warranties set forth in this paragraph shall be made both as of the date hereof and shall continue as long as payments are made to the Company pursuant to this Agreement.

3.	This Agreement shall be governed and interpreted in accordance with the internal laws of the State of Ohio.

4.	This Agreement may be terminated by either party without cause by giving the other party at least thirty (30) days’ prior written notice of its intention to terminate. This Agreement shall terminate automatically upon the redemption of all of a Separate Account’s investment in the Trust, upon the termination of the Trust’s obligation to sell its shares under the Participation Agreement, or upon JPMIA’s receipt of notice from the Company that the representations and warranties set forth in paragraph 2 are no longer true or upon termination of the Participation Agreement. This Agreement may be amended only by a written instrument signed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date set forth above by a duly authorized officer of each party.

Pacific Life & Annuity Company

By: /s/ Thomas C. Sutton

Name and

Title: Thomas C. Sutton, Chief Executive Officer

Date: 6-29-05

By: /s/ Audrey L. Milfs

Name and

Title: Audrey L. Milfs, Vice President &

Secretary

Date: 6-29-05

JPMorgan Investment Advisors Corporation By: /s/ John C. Noel Name and Title: John C. Noel, Treasurer & CFO Date: 7-15-05

Appendix A

Portfolios

JPMorgan Investment Trust Bond Portfolio

JPMorgan Investment Trust Large Cap Growth Portfolio

JPMorgan Investment Trust Equity Index Portfolio

JPMorgan Investment Trust Diversified Equity Portfolio

JPMorgan Investment Trust Mid Cap Growth Portfolio

JPMorgan Investment Trust Mid Cap Value Portfolio

Servicing Fees

For each Portfolio other than JPMorgan Investment Trust Equity Index Portfolio: 30 basis points (.30%) of the average daily net assets of Shares of the Portfolio held by Separate Accounts for the Variable Contracts’ owners.

For JPMorgan Investment Trust Equity Index Portfolio. The following rates for the following ranges of the average daily net assets of Shares of the JPMorgan Equity Index Portfolio held by Separate Accounts for the Variable Contracts’ owners.

On the first $50 million in assets	10 basis points (.10%)
On the next $50 million in assets	15 basis points (.15%)
On assets in excess of $100 million	20 basis points (.20%)

Variable Contracts:

Pacific Portfolios variable annuity for Chase

Agreed to effective this 1st day of August, 2005 by:

Pacific Life & Annuity Company

By: /s/ Thomas C. Sutton

Name and

Title: Thomas C. Sutton, Chief Executive

Officer

Date: 6-29-05

By: /s/ Audrey L. Milfs

Name and

Title: Audrey L. Milfs, Vice President &

Secretary

Date: 6-29-05

JPMorgan Investment Advisors Corporation By: /s/ John C. Noel Name and Title: John C. Noel, Treasurer & CFO Date: 7-15-05

Appendix B

Administrative and Other Services

Maintenance of Books and Records

Assist as necessary to maintain book entry records on behalf of the Trust regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Trust shares.

Coordinate and reconcile general ledger data regarding the Accounts’ holdings of Trust shares with the Trust’s service providers.

Separate Account and Variable Contract Information. The Company shall maintain a record of the number of Portfolio shares held by each Separate Account, and shall further maintain records of the ownership interest of each Variable Contract in each Separate Account.

Communication with One Group Investment Trust (the “Trust”)

Serve as the agent of the Trust for receipt of purchase and redemption orders from Contract owners investing in the Trust through the Accounts and to transmit such orders, and payment therefor, to the Trust.
Coordinate with the Trust’s agents respecting daily valuation of the Trust’s shares and the Accounts’ units.
Purchase Orders

Determine net amount available for investment in the Trust.

Deposit receipts at the Trust’s custodian (generally by wire transfer).

Redemption Orders

Determine net amount required for redemptions by the Trust.

Purchase and redeem shares of the Trust on behalf of the Accounts at the then-current price in accordance with the terms of the Trust’s then-current prospectus.
Assist in routing and revising sales and marketing materials to incorporate or reflect the comments made by the Trust and/or such other parties as referenced in the Fund Participation Agreement.
Assist, in reducing, discouraging, or eliminating market timing transactions by Contract owners in the Variable Contract in accordance with the terms and transfer limitations of the Variable Contracts and such other terms and limitations as may be adopted by the Trust and communicated to the Company.

Processing Distributions from the Trust

Process ordinary dividends and capital gains distributions.
Reinvest the Trust’s distributions.

Reports

Blue Sky Reports: If in the reasonable judgment of the Trust such information is required by applicable state securities laws or the interpretation thereof by applicable regulatory authorities, the Company shall periodically prepare a report to the Trust and the Administrator, in accordance with a system approved by the Trust and the Administrator, showing by state all Variable Contract or Separate Account activity with respect to instructions for sales and redemption of Portfolio shares.

Delivery of the Trust’s prospectus and annual and semi-annual reports as not otherwise provide for in the Participation Agreement.

Trust-Related Contract Owner Services

Variable Contract Services. The Company shall investigate all inquiries from holders of the Variable Contracts relating to their accounts and shall respond to all communications from holders of the Variable Contracts and others relating to the Company’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon among the Company, the Trust and the Adviser.

Provide general information with respect to Trust inquiries (not including information about performance or related to sales).

Other Administrative Support

Provide other administrative and support for the Trust as mutually agreed upon by the Company and the Trust, the Trust’s Adviser, or the Trust’s Administrator.
Relieve the Trust of other usual or incidental administrative services provided to Contract owners as may be mutually agreed upon by the Company.

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